Exhibit 33.2 Report on Assessment of Compliance with Servicing Criteria of Citibank, N.A.

MANAGEMENT’S ASSERTION OF COMPLIANCE

Management of the Agency and Trust division of Citibank, N.A. (or “Company”) is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the servicing criteria in Item 1122(d) of Regulation AB are applicable in regard to the servicing platform for the period as follows:

Platform: Publicly-issued (i.e. transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) and certain privately issued (i.e., for which transaction-level reporting is required pursuant to contractual obligation) automobile loan or lease-backed securities, equipment loan-backed securities and student agent services (the “Platform”)

Applicable Servicing Criteria: All servicing set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the Platform as to any transaction, except for the following criteria: 1122(d)(1)(i)-1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(vi)-1122(d)(2)(vii), 1122(d)(3)(i) and 1122(d)(4)(i)-1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the “Applicable Servicing Criteria”).

Period: Twelve months ended December 31, 2011 (the “Period”).

With respect to the Platform as of and for the Period, the Company’s management provides the following assertion of compliances with respect to the Applicable Servicing Criteria:

•	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria.
•	The Company’s management assessed compliance with the Applicable Servicing Criteria. In making this assessment, management used the criteria set forth by Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.
•	Based on such assessment, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, an independent registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

By: /s/ Karen Montbach

Its: Managing Director

Dated: February 28, 2012